THIS DEBENTURE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No. [2004-1]	U.S. [$___________]
Original Issue Date: ________, 2004

SECURED SERIES 2004 12% CONVERTIBLE DEBENTURE

DUE JUNE ___, 2007

          THIS DEBENTURE is one of a duly authorized issue of debentures of SKYLYNX COMMUNICATIONS, INC., a Delaware corporation, (the "Company"), designated as its Series 2004 12% Convertible Debentures (the "Debentures") due on June ___, 2007 (the "Maturity Date"), in an aggregate principal amount of $____________ plus accrued but unpaid interest.

          FOR VALUE RECEIVED, the Company promises to pay to _______________________, the registered holder hereof (the "Holder"), the principal sum of _______________________and 00/100 Dollars (US $_______________________) on June ___, 2007 (the "Maturity Date") and to pay interest on the principal sum outstanding from time to time in arrears at the rate of 12% per annum, accruing from _______________________, 2004, the date of initial issuance of this Debenture (the "Issue Date"), on the date (each, an "Interest Payment Date") which is the earlier of (i) a Conversion Date (as defined below). (as defined below) or (ii) the Maturity Date, as the case may be. Accrual of interest shall commence on the first such business day to occur after the Issue Date and shall continue to accrue on a daily basis until payment in full of the principal sum has been made or duly provided for.

          This Debenture is being issued pursuant to the terms of the Subscription Agreement, dated _____________ , 2004 (the "Subscription Agreement"), to which the Company and the Holder (or the Holder's predecessor in interest) are parties. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Subscription Agreement.

          This Debenture is subject to the following additional provisions.

          Section 1.     No Collateral, and Pari Passu.

          (a)         This Debenture is one of a series of debentures known as the Series 2004 4% Convertible Debentures in a total principal amount of $________ plus accrued but unpaid interest. No payments will be made to the holder of this Debenture unless a proportional payment (based on outstanding principal amount) is made with respect to all other Debentures. Upon liquidation, this Debenture will be treated in pari passu with all other Debentures and all other unsecured indebtedness of the Company.

          (b)         There is no collateral securing the repayment of this Debenture.

          Section 2.     No Sale or Transfer. This Debenture may not be sold, transferred, assigned, hypothecated or divided into two or more Debentures of smaller denominations except to the extent such sale, transfer, assignment, hypothecation or division is in compliance with federal and applicable state securities laws, the compliance with which must be established to the reasonable satisfaction of the Company.

          Section 3.           No Limitations on Debt. The existence of this Debenture does not preclude the Company from incurring other indebtedness (including secured debt and including other debentures which may, by their terms, be senior to the Debentures).

          Section 4.          Provisions Regarding Payment of Interest. Interest hereunder will be paid to the Holder on each Interest Payment Date. An Interest Payment Date will be the date, from time-to-time, that the Company determines to make an Interest Payment. If not paid previously, all interest will be payable at the Maturity Date.

          Section 5.          (a)          "Event of Default" wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

          (i)          Any default in the payment of the principal of or interest on this Debenture as and when the same shall become due and payable, (whether on the Maturity Date or by acceleration or otherwise);

          (ii)        The Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of, this Debenture or and such failure or breach shall not have been remedied within 30 days after the date on which notice of such failure or breach shall have been given;

          (iii)      The Company shall commence a voluntary case under the United States Bankruptcy Code or insolvency laws as now or hereafter in effect or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Company under the Bankruptcy Code and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of such involuntary case; or a "custodian" (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of the Company or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such proceeding which remains undismissed for a period of 60 days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay its debts generally as they become due; or the Company shall call a meeting of all of its creditors with a view to arranging a composition or adjustment of its debts; or the Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing.

          (b)        Remedies. The Holder, together with all other holders of Debentures based on a majority vote by principal amount of the Holders of all other Debentures (a "Majority of the Holders"), may declare a default under Section 5(a)(i) upon not less than 15 days' written notice to the Company. If the Company fails to cure an Event of Default within such period (or if the cure cannot be reasonably completed within such period, commence the cure of the Event of Default and diligently pursue such cure), a Majority of the Holders may:

          (i)        Declare all amounts due under the Debentures immediately due and owing and exercise all rights with respect thereto permitted by law;

          (ii)       Apply to a court with its seat in Florida that has jurisdiction over the Company for the appointment of a receiver to manage the assets and operations of the Company;

          (iii)      Convert all of the Debentures into common stock of the Company; or

          (iv)      Assert any other remedy available at law or in equity.

          Section 6.          Prepayment. The Company may prepay this Debenture in whole or in part at any time prior to the Maturity Date upon not less than 30 days' written notice to the Holder.

          Section 7.          Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Colorado are authorized or required by law or other government action to close.

"Company" means SkyLynx Communications, a Delaware corporation.

"Conversion Amount" shall mean the total of unpaid principal and accrued but unpaid interest at the date such amount is determined.

"Conversion Price" shall mean $.10 per share, as adjusted as set forth in Section 8(d), below.

"Conversion Shares" shall mean the shares of the Company's common stock issued or issuable upon conversion of the Debentures.

"Debentures" means the Debentures, or any of them, as the context may require.

"Holder" means any Person who is a registered holder of this Debenture as listed in the books of the Company.

"Interest Payment Date" is as defined in the paragraph entitled "FOR VALUE RECEIVED," above.

"Majority of the Holders" is as defined in Section 5(b).

"Market Price" at any date shall be deemed to be (i) if the principal trading market for such securities is any exchange, the last reported sale price, on each Trading Day for which determination is made as officially reported on any consolidated tape, (ii) if the principal market for such securities is the over-the-counter market, the closing prices (or, if no closing price, the closing bid price) on such Trading Days as set forth by Nasdaq or the OTC Bulletin Board (whichever is the principal market for the Company's common stock) as reported at http://finance.yahoo.com or, (iii) if the security is not quoted on Nasdaq or the OTC Bulletin Board), the average bid and asked price as set forth on www.pinksheets.com or (if not available) in the National Quotation Bureau sheet listing such securities for such day. Notwithstanding the foregoing, if there is no reported closing price or bid price, as the case may be, on any of the ten trading days preceding the event requiring a determination of Market Price hereunder, then the Market Price shall be determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it.

"Material Adverse Effect" means a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Company taken as a whole.

"Maturity Date" means the date defined in the first paragraph or (if earlier) the date of any prepayment or acceleration.

"Original Issue Date" shall mean the date this Debenture is purchased by the initial holder.

"Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

"Strike Price" means a Market Price of $.10 per share, as adjusted as set forth in Section 8(d), below.

"Trading Day" means a day in which the market on which shares of the Company's common stock are principally traded is open for trading, whether or not any shares of the Company's common stock are actually traded on that day.

          Section 8.          Conversion.

                    a.          Voluntary Conversion. At any time before this Debenture has been paid, upon written notice to the Company, the Holder may convert the Conversion Amount into shares of the Company's common stock by dividing the Conversion Amount by the Conversion Price.

                    b.          Limitation on Conversion.          Notwithstanding any other provision hereof, in no event (except (i) as specifically provided herein as an exception to this provision, or (ii) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock) shall the Holder be entitled to convert any portion of this Debenture, or shall the Company have the obligation to convert such Debenture (and the Company shall not have the right to pay interest hereon in shares of Common Stock) to the extent that, after such conversion or issuance of stock in payment of interest, the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Debentures or other convertible securities or of the unexercised portion of warrants or other rights to purchase Common Stock), and (2) the number of shares of Common Stock issuable upon the conversion of the Debentures with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, except as otherwise provided in clause (1) of such sentence. The Holder, by its acceptance of this Debenture, further agrees that if the Holder transfers or assigns any of the Debentures to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this Section 8(b) as if such transferee or assignee were the original Holder hereof. Nothing herein shall preclude the Holder from disposing of a sufficient number of other shares of Common Stock beneficially owned by the Holder so as to thereafter permit the continued conversion of this Debenture.

                    c.          Manner of Converison.          Conversion shall be effectuated by faxing a Notice of Conversion (as defined below) to the Company as provided in this paragraph. The Notice of Conversion shall be executed by the Holder of this Debenture and shall evidence such Holder's intention to convert this Debenture or a specified portion hereof in the form annexed hereto as Exhibit A. No fractional shares of Common Stock or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The date on which notice of conversion is given (the "Conversion Date") shall be deemed to be the date on which the Holder faxes or otherwise delivers the conversion notice ("Notice of Conversion") to the Company so that it is received by the Company on or before such specified date, provided that, if such conversion would convert the entire remaining principal of this Debenture, the Holder shall deliver to the Company the original Debentures being converted no later than five (5) business days thereafter. Facsimile delivery of the Notice of Conversion shall be accepted by the Company at facsimile number (941) 388-2866: Attention Gary Brown. Certificates representing Common Stock upon conversion ("Conversion Certificates") will be delivered to the Holder at the address specified in the Notice of Conversion (which may be the Holder's address for notices as contemplated by the Subscription Agreement or a different address), via express courier, by electronic transfer or otherwise, in the manner provided in Section 8(d)(iii) below. The Holder shall be deemed to be the holder of the shares issuable to it in accordance with the provisions of this Section 8(c) on the Conversion Date.

                    d.          Nature of Common Stock Issued.

                               (i)        When issued upon conversion of the Debentures pursuant to Section 8(a) hereof, the Conversion Shares will be legally and validly issued, fully-paid and non-assessable.

                               (ii)        Upon any conversion, this Debenture will be deemed cancelled and of no further force and effect, representing only the right to receive the Conversion Shares, regardless whether the Holder delivers this Debenture to the Company for cancellation.

                               (iii)        As soon as possible after a conversion has been effected (and subject to the Holder having returned the Debenture to the Company for cancellation), the Company will deliver to the converting holder a certificate or certificates representing the Conversion Shares issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified If any fractional share of common stock would be issuable upon any conversion, the Company will pay the holder of the Conversion Shares an amount equal to the Market Price of such fractional share.

                               (iv)          The issuance of certificates for shares of Conversion Shares will be made without charge.

                               (v)          The Company will not close its books against the transfer of the Conversion Shares issued or issuable in any manner which interferes with the conversion of this Debenture.

                    e.          Conversion Price Dilution Adjustment. In order to prevent dilution of the conversion rights granted under this Section, the Conversion Price and the Strike Price will be subject to adjustment from time to time pursuant to this Section 8e.

                                  (i)          If, for as long as this Debenture remains outstanding, the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with another corporation or other entity or a sale or transfer of all or substantially all of the assets of the Company to another person (collectively, a "Sale"), the Company will require, in the agreements reflecting such transaction, that the surviving entity expressly assume the obligations of the Company hereunder. Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the Debenture may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any such proposed Sale, (i) the Holder hereof shall have the right to convert by delivering a Notice of Conversion to the Company within fifteen (15) days of receipt of notice of such Sale from the Company.

                                  (ii)        If, at any time while any portion of this Debenture remains outstanding, the Company spins off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the "Spin Off") in which the Company, in addition to or in lieu of any other compensation received and retained by the Company for such business, operations or assets, causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company, the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder's Debentures outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Debentures") been converted as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the Holder on the conversion of all or any of the Outstanding Debentures, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the principal amount of the Outstanding Debentures then being converted, and (II) the denominator is the principal amount of the Outstanding Debentures.

                              (iii)        If, at any time while any portion of this Debenture remains outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Price and any other amounts calculated as contemplated hereby shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing, (i) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such split, the Conversion Price shall be deemed to be one-half of what it had been immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, the Conversion Price shall be deemed to be ten times what it had been calculated to be immediately prior to such split; and (iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues shares after the record date of such dividend, the Conversion Price shall be deemed to be such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

          Section 9.          No Impairment. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct obligation of the Company.

          Section 10.          No Rights as a Shareholder. This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings.

          Section 11.          No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

          Section 12.          All payments contemplated hereby to be made "in cash" shall be made in immediately available good funds of United States of America currency by wire transfer to an account designated in writing by the Holder to the Company (which account may be changed by notice similarly given). All payments of cash and each delivery of shares of Common Stock issuable to the Holder as contemplated hereby shall be made to the Holder at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time; except that the Holder can designate, by notice to the Company, a different delivery address for any one or more specific payments or deliveries.

          Section 13.          The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the shares of Common Stock issuable upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

          Section 14.          The Debentures will initially be issued in denominations determined by the Company, but are exchangeable for an equal aggregate principal amount of Debentures of different denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

          Section 15.          The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

          Section 16          This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), and other applicable state and foreign securities laws and the terms of the Subscription Agreement. In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other person, that it receive reasonable transfer documentation that is sufficient to evidence that such proposed transfer complies with the Act and other applicable state and foreign securities laws and the terms of the Subscription Agreement. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

          Section 17.          Mutilated, Lost or Stolen Debentures. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and adequate indemnity, if requested, all reasonably satisfactory to the Company.

          Section 18.                    Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of Sarasota, Florida, or the state courts of the State of Florida sitting in Sarasota, Florida in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under any of this Debenture.

          Section 19.                    Waiver of Jury Trial; No Other Waivers. The Company and the Holder hereby waive the right to a trial by jury in any action, proceeding or counterclaim in respect of any matter arising out or in connection with this Debenture. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

          Section 20.          Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

          Section 21.          Obligations Due on a Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next calendar month, the preceding Business Day in the appropriate calendar month).

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer duly authorized for such purpose, as of the date first above indicated.

SKYLYNX COMMUNICATIONS, INC.
By:________________________________ Gary Brown, President

Attest:

By:___________________________
________________, Secretary

          Accepted this _____ day of _______ 2004 by the undersigned, thereunto duly authorized, in accordance with the terms stated herein and the Subscription Agreement pursuant to which the undersigned acquired this Debenture.

Name of Holder:

By:
Authorized Officer
Title
Address:

Tel:
Fax:

Federal Employer Identification Number ______________________________